Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces the Completion of an Amendment to its First Lien Credit Facilities and the Retirement of its Second Lien Term Loan

LOS ANGELES, California, August 22, 2017 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 298 owned and/or operated outpatient imaging centers, today announced the successful closing of the previously announced efforts to amend (the “Amendment”) its senior secured first lien credit agreement to raise an additional $170,000,000 of senior secured first lien term loans, the proceeds of which were used to repay and retire RadNet’s second lien term loan.

After the issuance of the additional first lien term loans described above, RadNet’s senior secured first lien credit facilities consist of an aggregate of $637 million of first lien term loans and a $117.5 million senior secured revolving credit facility, which was undrawn as of June 30, 2017. The first lien term loans have a maturity date of July 1, 2023 and the revolving credit facility has a maturity date of July 1, 2021.

The first lien term loans and the revolving credit facility are both floating rate facilities, and RadNet may request that the interest rate thereon be based upon either an Adjusted Eurodollar Rate or a Base Rate (each as defined in the first lien credit agreement), plus an applicable margin. After giving effect to the Amendment, the applicable margin for Eurodollar Rate loans under the first lien credit agreement will initially be 3.75% per annum and the applicable margin for Base Rate loans under the first lien credit agreement will be 2.75% per annum. The applicable margin for Eurodollar Rate loans can adjust in the future to be as low as 3.25% per annum or as high as 4.5% per annum and the applicable margin for Base Rate loans can adjust in the future to be as low as 2.25% per annum or as high as 3.5% per annum, in each case based upon RadNet’s net debt leverage ratio. Previously, the applicable margin on RadNet’s second lien term loans was 7.00% for Eurodollar Rate loans and 6.00% for Base Rate loans.

“We are very pleased to have been able to increase our senior secured first lien credit facilities and to retire our second lien credit facilities at this time,” said Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. “By completing this transaction, we were able to initially reduce our annual cash interest expense by almost $3 million. Based upon the pricing matrix in the Amendment, if we continue to deleverage our balance sheet in the future, we could save up to an additional $3 million of cash interest expense annually. Furthermore, we were able to extend the maturities on the $168.0 million portion of term debt which was formerly our second lien loan by over two years. Lastly, we significantly improved our financial flexibility. Once again, we would like to thank our group of supportive lenders.”

The borrower under the first lien credit facilities is RadNet’s subsidiary, RadNet Management, Inc. The obligations of the borrower under the first lien credit facilities are guaranteed by RadNet, all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations of the borrower and the guarantors under the first lien credit facilities are secured by substantially all of the assets of the borrower, RadNet and its subsidiaries and affiliates.

Barclays Bank PLC, Capital One, National Association, SunTrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets acted as joint bookrunners and joint lead arrangers in the transaction.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds from the new credit facilities and statements regarding the Company’s future interest rate expense and financial flexibility. Forward-looking statements are based on management’s current expectations as of the date of this press release and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from the statements contained herein. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of free-standing, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 298 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey and New York. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 7,300 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.

Mark Stolper
Executive Vice President and

Chief Financial Officer
310-445-2800

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